Exhibit 99.1

Orchard Supply Hardware Stores Corporation Announces Preliminary

First Quarter 2012 Financial Results

San Jose, CA – Business Wire – May 17, 2012 – Orchard Supply Hardware Stores Corporation (Nasdaq:OSH), a specialty retailer focused on the consumer segment of the home improvement market, today announced preliminary financial results for the first quarter of fiscal 2012 ended April 28, 2012. The Company plans to release final financial results and hold a conference call in early June.

First Quarter Fiscal 2012 Preliminary Financial Highlights

•

First quarter fiscal 2012 net sales were $155.0 million compared to $163.8 million for the prior year period. Comparable store sales(1) for the period decreased by 3.1%, in line with the Company’s previously stated outlook.

•	Net loss in the first quarter of fiscal 2012 is expected to be in the range of $4.2 to $4.8 million compared to $1.0 million in the first quarter of fiscal 2011.

•	Non-GAAP Adjusted EBITDA (see reconciliation of Non-GAAP Adjusted EBITDA to net loss, below) is expected to be in the range of $7.0 to $8.0 million compared to $11.2 million for the prior year period.

Mark Baker, President and Chief Executive Officer, stated, “Despite disappointing first quarter comparable store sales that reflect softness in outdoor and seasonal goods, we anticipate that full year comparable store sales will be positive. We are continuing to focus on our five key turnaround strategies, including initiatives to upgrade and enhance our store portfolio and improve our product assortments. We also remain on track to open up to three new stores and remodel up to six locations this year.”

Footnote

(1)

Comparable store sales are calculated using sales of stores open at least twelve months and exclude E-commerce. Additionally, and because of an agreement the Company entered into with Sears Holdings Corporation on October 26, 2011 whereby the Company now sells appliances on a consignment basis and receives commission income for sales of such appliances and related protection agreements, comparable store sales also exclude approximately $4.1 million of net sales of Sears branded appliances in the first quarter of fiscal 2011 and approximately $0.5 million of commission income in the first quarter of fiscal 2012.

Non-GAAP Financial Measure

In addition to our net loss determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. The Adjusted EBITDA should not be considered as a substitute for GAAP measurements. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs;

•	Management considers gain/(loss) on the sale of assets and impairment to result from investing decisions rather than ongoing operations; and

•	Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period.

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA

(Unaudited, in millions)

	13 Weeks Ended
	April 28, 2012	April 28, 2012	April 30, 2011
	Expected Range

Net loss	$(4.8)	$(4.2)	$(1.0)

Interest expense, net	6.6	6.6	5.6
Income tax benefit	(3.3)	(2.9)	(0.6)
Depreciation and amortization	7.8	7.8	7.2
Loss on sale of real property and impairment of assets	0.2	0.2	0.1
Stock-based compensation	0.2	0.2	0.1
Other significant items	0.3	0.3	(0.2)

Adjusted EBITDA	$7.0	$8.0	$11.2

About Orchard

Orchard Supply Hardware Stores Corporation is a specialty retailer primarily focused on homeowners with repair, maintenance and improvement needs. Founded as a purchasing cooperative in San Jose in 1931, today the stores average 44,000 square feet of enclosed retail space and 8,000 square feet of exterior nursery and garden space, carrying a broad assortment of merchandise across three primary categories: repair and maintenance, lawn and garden and in-home products. As of April 28, 2012, the Company had 88 stores in California.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “guidance”, “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “intend”, “target”, “projects”, “estimates”, “plans”, “forecast”, “is likely to”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Investor Relations Contact:

Christine Greany

The Blueshirt Group

858-523-1732

christine@blueshirtgroup.com